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                                                       Registration Nos. 2-98326
                                                                        811-4323




                                   EX-99.8(C)
            LETTER AGREEMENT BETWEEN THE REGISTRANT AND STATE STREET
             RELATING TO THE APPLICABILITY OF THE CUSTODIAN CONTRACT
                    TO NEW ENGLAND INTERNATIONAL EQUITY FUND




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                                                                  March 26, 1992




State Street Bank and Trust Company
1776 Heritage Drive
Fiduciary Control 42N
North Quincy, MA  02171

RE:      TNE International Equity Fund

Gentlemen:

         This is to advise you that the New England Funds (the "Trust") has established a new series of shares, the TNE International Equity Fund. In accordance with the Additional Funds provisions in Section 17 of the Custodian Contract dated April 12, 1988 as amended September 12, 1991 between the Trust and State Street Bank and Trust Company and in Article 8 of the Transfer Agency and Service Agreement dated August 15, 1985 between the Trust and State Street Bank and Trust Company, the Trust hereby requests that you act as Custodian and Transfer Agent for the new series under the terms of the respective contracts.

         Please indicate your acceptance of the foregoing by executing two copies of this Letter Agreement, returning one to the Trust and retaining one copy for your records.


By  /s/ HENRY L.P. SCHMELZER
    ------------------------
         Henry L.P. Schmelzer
         President
         The New England Funds


Agreed to this 27th day of March,  1992

State Street Bank and Trust Company


By   /s/RONALD E. LOGUE
     -----------------------
         Vice President